August 21, 2017

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Form 20-F of our report dated April 20, 2017 relating to the financial statements of Scythian Biosciences Corp. (previously: Kitrinor Metals Inc). consisting of the statement of financial position as at December 31, 2016, and the related Statements of comprehensive loss, changes in equity and cash flows for the year ended December 31, 2016.

Yours truly,

MNP LLP